Exhibit 99.1

Contacts	For Media:	For Financials:
	John Oxford	Stuart Johnson
	Vice President	Senior Executive Vice President
	Director of External Affairs	Chief Financial Officer
	(662) 680-1219	(662) 680-1472
	joxford@renasant.com	stuartj@renasant.com

RENASANT CORPORATION ANNOUNCES

2011 FIRST QUARTER EARNINGS

TUPELO, MISSISSIPPI (April 19, 2011) – Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced results for the first quarter of 2011. Net income for the first quarter of 2011 was $7,553,000 as compared to $4,721,000 for the fourth quarter of 2010 and $3,607,000 for the first quarter of 2010. Basic and diluted earnings per share were $0.30 during the first quarter of 2011 as compared to basic and diluted earnings per share of $0.19 during the fourth quarter of 2010 and basic and diluted earnings per share of $0.17 for the first quarter of 2010.

“During the first quarter of 2011, we successfully completed our second FDIC-assisted acquisition in North Georgia, improved net interest margin, and experienced our lowest levels of net charge-offs since 2008,” commented Renasant Chairman and Chief Executive Officer, E. Robinson McGraw. “Moving forward in 2011, we will continue to position ourselves to increase future profitability, attract new talent and capitalize on expansion opportunities as they present themselves.”

In February, 2011, the Company, through its bank subsidiary Renasant Bank, acquired certain assets and assumed all of the deposits and certain other liabilities of the former American Trust Bank in Roswell, Georgia (“American Trust”), from the FDIC as the receiver of American Trust. This acquisition added 3 new branches in North Georgia and expanded the Company’s network to 14 full-service locations in this market. The loans acquired, except for a small portfolio of consumer loans (all of which were performing at the time of closing), are covered by a loss-share agreement in which the FDIC will reimburse Renasant Bank for 80% of the losses incurred on these loans. The FDIC retained all of American Trust’s nonperforming loans and other real estate owned at the time of closing. During the first quarter of 2011, the Company recorded a gain of $8.8 million and $1.3 million in acquisition and conversion costs, respectively, in connection with the American Trust acquisition.

During the first quarter of 2011, the Company successfully completed the systems conversion of Crescent Bank & Trust (“Crescent”), which was acquired in an FDIC-assisted transaction during the third quarter of 2010. Following the conversion, the Company is now able to offer its full array of banking, lending and wealth management products to North Georgia clientele.

“Our North Georgia markets have some of the highest household incomes and projected population growth outlooks in the Southeast. After entering these markets in the third quarter of 2010, we immediately began the process of transitioning these operations back to traditional banking activities,” said McGraw. “Building on the infrastructure in place at the time of acquisition, we have realigned relationship managers, hired mortgage lenders and wealth management advisors. As a result of these efforts, we are well positioned to capitalize on future opportunities in these markets.”

Total assets as of March 31, 2011 were approximately $4.42 billion, a 2.90% increase from December 31, 2010. The Company’s Tier 1 leverage capital ratio was 8.77%, its Tier I risk-based capital ratio was 13.60%, and its total risk-based capital ratio was 14.85%. In all capital ratio categories, the Company’s regulatory capital ratios were in excess of regulatory minimums required to be classified as “well-capitalized.”

Total deposits were $3.64 billion which represents a 5.10% increase since December 31, 2010. The acquisition of American Trust increased total deposits $153.9 million at March 31, 2011. In the first quarter of 2011, the Company continued to focus on changing its deposit mix by reducing higher-costing time deposits while at the same time increasing lower costing retail non-time deposits. In addition, the Company repaid $50.0 million of Federal Home Loan Bank (“FHLB”) borrowings during the quarter. By doing so, the Company will realize expense savings over 22 months totaling $2.7 million while incurring a $1.9 million prepayment penalty. These actions resulted in the Company’s cost of funds declining to 1.31% for the first quarter of 2011 as compared to 1.49% for the fourth quarter of 2010 and 1.95% for the first quarter of 2010.

Total loans, which include both loans covered and not covered under loss-share agreements, were approximately $2.577 billion at the end of the first quarter of 2011 as compared to $2.525 billion at December 31, 2010. Loans not covered under loss-share agreements were $2.190 billion at March 31, 2011 as compared to $2.191 billion at December 31, 2010. Loans not covered under FDIC loss-share agreements were relatively unchanged at March 31, 2011 as compared to December 31, 2010. In the first quarter of 2011, the Company did experience growth in loans not covered under FDIC loss-share agreements in several key markets including its markets in Nashville, Tennessee; Birmingham, Alabama; Alpharetta, Georgia; and DeSoto County and Oxford, Mississippi. Loans covered under the FDIC loss-share agreements increased to $387 million at March 31, 2011 as compared to $334 million at December 31, 2010. The American Trust acquisition increased loans covered by loss-share agreements by $72.5 million.

Net interest income was $31,096,000 for the first quarter of 2011 as compared to $29,855,000 for the fourth quarter of 2010 and $24,410,000 for the first quarter of 2010. Net interest margin was 3.55% for the first quarter of 2011 as compared to 3.43% for the fourth quarter of 2010 and 3.27% for the first quarter of 2010. The improvement in net interest income and net interest margin was driven by the continued decrease in the Company’s interest expense.

“We expect net interest income and net interest margin to continue to improve as excess cash is deployed into higher yielding alternatives, deposit costs continue to decrease and the full benefit of the expense savings of the FHLB prepayment is realized,” stated McGraw.

Noninterest income was $21,765,000 for the first quarter of 2011, which includes the gain of $8,774,000 from the American Trust acquisition, as compared to $14,553,000 for the fourth quarter of 2010 and $12,484,000 for the first quarter in 2010. Excluding the gain from the American Trust acquisition, noninterest income was $12,991,000 for the first quarter of 2011.

The decrease in noninterest income on a linked-quarter basis reflects the cyclical nature of deposit service charges and mortgage production income.

Noninterest expense was $36,723,000 for the first quarter of 2011 as compared to $32,226,000 for the fourth quarter of 2010 and $25,634,000 for the first quarter of 2010. Noninterest expense for the first quarter of 2011 included acquisition expenses related to the American Trust acquisition totaling $1,325,000, the aforementioned debt prepayment penalty totaling $1,903,000 and duplicate personnel and operating costs associated with the Crescent and American Trust acquisitions. Future noninterest expense will reflect the cost savings from the completed Crescent conversion; the American Trust conversion is scheduled for the second quarter of 2011 and is also expected to result in future cost savings. Noninterest expense for the first quarter of 2011 also includes an impairment charge on other real estate owned totaling $969,000.

The loans and other real estate owned acquired in FDIC assisted transactions are recorded at fair value which includes an estimated impairment. In accordance with generally accepted accounting principles, the Company has not assigned any allowance for loan losses to these acquired loans at March 31, 2011. Furthermore, the loss-share agreements with the FDIC, as well as adjustments to the balances of these acquired assets to record them at fair value, provide substantial protection against loss on those assets. Nonperforming loans and other real estate owned covered under loss-share agreements totaled $86.7 million and $59.0 million, respectively, at March 31, 2011. The remaining discussion in this release on nonperforming loans, other real estate owned and the related asset quality ratios exclude these assets covered under loss-share agreements.

The allowance for loan losses as a percentage of loans was 2.17% at March 31, 2011 as compared to 2.07% at December 31, 2010 and 1.78% at March 31, 2010.

The Company recorded a provision for loan losses of $5,500,000 for the first quarter of 2011 as compared to $5,500,000 for the fourth quarter of 2010 and $6,665,000 for the first quarter of 2010. Annualized net charge-offs as a percentage of average loans were 0.54% for the first quarter of 2011 as compared to 0.80% for the fourth quarter of 2010 and 0.81% for the first quarter of 2010. The decline in net charge-offs in the first quarter of 2011 contributed to the increase in the allowance for loan losses as a percentage of average loans in the first quarter of 2011.

The Company’s nonperforming loans were $57,245,000 at March 31, 2011 as compared to $53,858,000 at December 31, 2010 and $54,604,000 at March 31, 2010. Furthermore, loans 30 to 89 days past due as a percent of total loans was 0.86% at March 31, 2011 as compared to 0.98% at December 31, 2010 and 1.80% at March 31, 2010.

Other real estate owned was $71.4 million at March 31, 2011 as compared to $71.8 million on December 31, 2010 and $62.5 million at March 31, 2010. In the first quarter of 2011, the Company realized $1.4 million in losses from the sale of $10.4 million in other real estate owned. The Company is aggressively working to dispose of other real estate owned, particularly real estate which is likely to incur further declines in value over time. The losses recognized during the first quarter of 2011 were primarily a result from the sale of a special use property with a limited group of potential purchasers, auction of vacant residential homes and the sale of a custom, high-end single family residence. In addition, the Company currently has approximately

$3.4 million of other real estate under contracts expected to close during the second quarter of 2011, which the Company anticipates will result in a slight gain.

“We are optimistic about the improvement in our net interest margin, loan and deposit growth and credit metrics in the first quarter of 2011. This improvement should result in increased earnings power throughout the remainder of the year,” stated McGraw.

CONFERENCE CALL INFORMATION:

A live audio webcast of a conference call with analysts will be available beginning at 10:00 AM EST on Wednesday, April 20, 2011.

The webcast can be accessed through Renasant’s investor relations website at www.renasant.com or http://www.talkpoint.com/viewer/starthere.asp?Pres=135203. To access the conference via telephone, dial 1-877-317-6789 in the United States and request the Renasant Corporation First Quarter 2011 Earnings Webcast and Conference Call. International participants should dial 1-412-317-6789 to access the conference call.

The webcast will be archived on www.renasant.com beginning one hour after the call and will remain accessible for one year. Replays can also be accessed via telephone by dialing 1-877-344-7529 in the United States and entering 450213 or by dialing 1-412-317-0088 internationally and entering 450213. Telephone replay access is available until 9:00 AM ET on May 5, 2011.

ABOUT RENASANT CORPORATION:

Renasant Corporation is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $4.4 billion and operates over 80 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama and Georgia.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

###

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

						Q1 2011 - Q4 2010 Percent Variance	For the Three Months
	2011	2010					Ended March 31,
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2011	2010	Percent Variance
Statement of earnings

Interest income - taxable equivalent basis	$45,371	$45,224	$44,770	$39,590	$40,900	0.33	$45,371	$40,900	10.93

Interest income	$43,803	$43,817	$43,433	$38,381	$39,708	(0.03)	$43,803	$39,708	10.31
Interest expense	12,707	13,962	16,316	14,701	15,298	(8.99)	12,707	15,298	(16.94)

Net interest income	31,096	29,855	27,117	23,680	24,410	4.16	31,096	24,410	27.39

Provision for loan losses	5,500	5,500	11,500	7,000	6,665	—	5,500	6,665	(17.48)

Net interest income after provision	25,596	24,355	15,617	16,680	17,745	5.10	25,596	17,745	44.24

Service charges on deposit accounts	4,880	5,482	5,771	5,361	5,090	(10.98)	4,880	5,090	(4.13)
Fees and commissions on loans and deposits	4,138	4,184	3,654	3,409	3,721	(1.10)	4,138	3,721	11.21
Insurance commissions and fees	832	916	828	830	834	(9.17)	832	834	(0.24)
Trust revenue	613	626	562	632	584	(2.08)	613	584	4.97
Securities (losses) gains	12	—	(1,009)	2,049	(160)	—	12	(160)	(107.50)
Gain on sale of mortgage loans	1,151	2,127	1,774	994	1,329	(45.89)	1,151	1,329	(13.39)
Gain on acquisition	8,774	—	42,211	—	—	—	8,774	—	—
Other	1,365	1,218	743	1,069	1,086	12.07	1,365	1,086	25.69

Total non-interest income	21,765	14,553	54,534	14,344	12,484	49.56	21,765	12,484	74.34

Salaries and employee benefits	16,237	15,957	16,694	13,052	13,197	1.75	16,237	13,197	23.04
Occupancy and equipment	3,239	2,716	3,271	2,926	2,931	19.26	3,239	2,931	10.51
Data processing	1,788	1,665	1,703	1,580	1,426	7.39	1,788	1,426	25.39
Debt extinguishment penalty	1,903	—	2,785	—	—	—	1,903	—	—
Merger-related expenses	1,325	—	1,955	—	—	—	1,325	—	—
Amortization of intangibles	515	523	505	470	476	(1.53)	515	476	8.19
Other	11,716	11,365	12,658	8,160	7,604	3.09	11,716	7,604	54.08

Total non-interest expense	36,723	32,226	39,571	26,188	25,634	13.95	36,723	25,634	43.26

Income before income taxes	10,638	6,682	30,580	4,836	4,595	59.20	10,638	4,595	131.51
Income taxes	3,085	1,961	11,029	1,040	988	57.32	3,085	988	212.25

Net income	$7,553	$4,721	$19,551	$3,796	$3,607	59.99	$7,553	$3,607	109.40

Basic earnings per share	$0.30	$0.19	$0.81	$0.18	$0.17	57.89	$0.30	$0.17	76.47
Diluted earnings per share	0.30	0.19	0.81	0.18	0.17	57.89	0.30	0.17	76.47

Average basic shares outstanding	25,052,126	25,042,137	24,098,629	21,088,942	21,082,991	0.04	25,052,126	21,082,991	18.83
Average diluted shares outstanding	25,172,410	25,177,394	24,208,642	21,224,836	21,208,934	(0.02)	25,172,410	21,208,934	18.69

Common shares outstanding	25,056,431	25,043,112	25,041,540	21,100,130	21,082,991	0.05	25,056,431	21,082,991	18.85
Cash dividend per common share	$0.17	$0.17	$0.17	$0.17	$0.17	—	$0.17	$0.17	—

Performance ratios
Return on average shareholders’ equity	6.51%	3.93%	16.64%	3.69%	3.55%		6.51%	3.55%
Return on average shareholders’ equity, excluding amortization expense	6.78%	4.20%	16.91%	3.97%	3.84%		6.78%	3.84%
Return on average assets	0.69%	0.44%	1.83%	0.42%	0.40%		0.69%	0.40%
Return on average assets, excluding amortization expense	0.72%	0.47%	1.86%	0.45%	0.44%		0.72%	0.44%

Net interest margin (FTE)	3.55%	3.43%	3.12%	3.15%	3.27%		3.55%	3.27%
Yield on earning assets (FTE)	4.93%	4.97%	4.92%	5.02%	5.23%		4.93%	5.23%
Cost of funding	1.31%	1.49%	1.75%	1.86%	1.95%		1.31%	1.95%
Average earning assets to average assets	84.16%	84.24%	84.78%	87.42%	87.28%		84.16%	87.28%
Average loans to average deposits	70.20%	74.57%	76.41%	84.53%	88.47%		70.20%	88.47%

Noninterest income (less securities gains/losses) to average assets	1.99%	1.35%	5.19%	1.36%	1.42%		1.99%	1.42%
Noninterest expense to average assets	3.37%	2.98%	3.70%	2.90%	2.87%		3.37%	2.87%
Net overhead ratio	1.37%	1.64%	-1.49%	1.54%	1.45%		1.37%	1.45%
Efficiency ratio (FTE)	67.47%	70.34%	47.68%	66.75%	67.31%		67.47%	67.31%

*	Percent variance not meaningful

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

	2011	2010				Q1 2011 - Q4 2010 Percent Variance	For the Three Months Ended March 31,
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2011	2010	Percent Variance
Average balances
Total assets	$4,423,088	$4,285,887	$4,246,566	$3,616,125	$3,621,361	3.20	$4,423,088	$3,621,361	22.14
Earning assets	3,722,419	3,610,526	3,600,033	3,161,214	3,160,620	3.10	3,722,419	3,160,620	17.77
Securities	881,808	785,613	729,789	734,690	697,913	12.24	881,808	697,913	26.35
Loans, net of unearned	2,556,572	2,576,721	2,533,567	2,304,663	2,354,443	(0.78)	2,556,572	2,354,443	8.59
Intangibles	191,740	192,123	192,447	190,639	190,881	(0.20)	191,740	190,881	0.45

Non-interest bearing deposits	$476,115	$371,908	$351,449	$315,242	$310,726	28.02	$476,115	$310,726	53.23
Interest bearing deposits	3,148,481	3,053,382	2,929,739	2,387,175	2,332,741	3.11	3,148,481	2,332,741	34.97
Total deposits	3,624,596	3,425,290	3,281,188	2,702,417	2,643,467	5.82	3,624,596	2,643,467	37.12
Borrowed funds	290,201	318,873	438,047	468,196	530,654	(8.99)	290,201	530,654	(45.31)
Shareholders’ equity	470,875	476,449	466,109	412,959	412,132	(1.17)	470,875	412,132	14.25

Asset quality data
Assets not subject to loss share:
Nonaccrual loans	$46,406	$46,662	$56,674	$53,868	$44,688	(0.55)	$46,406	$44,688	3.84
Loans 90 past due or more	10,839	7,196	8,923	10,794	9,916	50.63	10,839	9,916	9.31

Non-performing loans	57,245	53,858	65,597	64,662	54,604	6.29	57,245	54,604	4.84
Other real estate owned and repossessions	71,415	71,833	62,936	66,797	62,508	(0.58)	71,415	62,508	14.25

Non-performing assets	$128,660	$125,691	$128,533	$131,459	$117,112	2.36	$128,660	$117,112	9.86

Assets subject to loss share:
Nonaccrual loans	$78,909	$82,393	$67,135	$—	$—	(4.23)	$78,909	$—	—
Loans 90 past due or more	7,817	—	—	—	—	—	7,817	—	—

Non-performing loans subject to loss share	86,726	82,393	67,135	—	—	5.26	86,726	—	—
Other real estate owned and repossessions	59,036	54,715	49,286	—	—	7.90	59,036	—	—

Non-performing assets subject to loss share	$145,762	$137,108	$116,421	$—	$—	6.31	$145,762	$—	—

Net loan charge-offs (recoveries)	$3,409	$5,217	$7,514	$6,948	$4,716	(34.66)	$3,409	$4,716	(27.71)
Allowance for loan losses	47,505	45,415	45,132	41,146	41,094	4.60	47,505	41,094	15.60
Non-performing loans / total loans	2.61%	2.46%	2.94%	2.86%	2.37%		2.61%	2.37%

Non-performing assets / total assets	2.91%	2.92%	3.02%	3.66%	3.22%		2.91%	3.22%
Allowance for loan losses / total loans	2.17%	2.07%	2.02%	1.82%	1.78%		2.17%	1.78%
Allowance for loan losses / non-performing loans	82.99%	84.32%	68.80%	63.63%	75.26%		82.99%	75.26%
Annualized net loan charge-offs / average loans	0.54%	0.80%	1.18%	1.21%	0.81%		0.54%	0.81%

Balances at period end
Total assets	$4,422,164	$4,297,327	$4,256,253	$3,593,872	$3,641,709	2.90	$4,422,164	$3,641,709	21.43
Earning assets	3,724,108	3,631,730	3,600,972	3,156,451	3,200,159	2.54	3,724,108	3,200,159	16.37
Securities	880,382	834,472	745,486	721,640	741,207	5.50	880,382	741,207	18.78
Mortgage loans held for sale	9,399	27,704	25,639	21,261	16,597	(66.07)	9,399	16,597	(43.37)
Loans not subject to loss share	2,190,376	2,190,909	2,231,075	2,263,263	2,308,335	(0.02)	2,190,376	2,308,335	(5.11)
Loans subject to loss share	386,811	333,681	352,535	—	—	15.92	386,811	—	—
Intangibles	191,581	191,867	192,391	190,411	190,881	(0.15)	191,581	190,881	0.37

Non-interest bearing deposits	$486,676	$368,798	$361,504	$313,309	$315,064	31.96	$486,676	$315,064	54.47
Interest bearing deposits	3,158,198	3,099,353	3,054,424	2,374,903	2,398,784	1.90	3,158,198	2,398,784	31.66
Total deposits	3,644,874	3,468,151	3,415,928	2,688,212	2,713,848	5.10	3,644,874	2,713,848	34.31
Borrowed funds	260,149	316,436	322,245	459,762	483,183	(17.79)	260,149	483,183	(46.16)
Shareholders’ equity	473,354	469,509	477,034	412,235	410,557	0.82	473,354	410,557	15.30

Market value per common share	$16.98	$16.91	$15.21	$14.35	$16.18	0.41	$16.98	$16.18	4.94
Book value per common share	18.89	18.75	19.05	19.54	19.47	0.77	18.89	19.47	(2.99)
Tangible book value per common share	11.25	11.09	11.37	10.51	10.42	1.43	11.25	10.42	7.93
Shareholders’ equity to assets (actual)	10.70%	10.93%	11.21%	11.47%	11.27%		10.70%	11.27%
Tangible capital ratio	6.66%	6.76%	7.00%	6.52%	6.37%		6.66%	6.37%

Leverage ratio	8.77%	8.97%	9.03%	8.78%	8.74%		8.77%	8.74%
Tier 1 risk-based capital ratio	13.60%	13.58%	13.55%	11.42%	11.20%		13.60%	11.20%
Total risk-based capital ratio	14.85%	14.83%	14.80%	12.67%	12.45%		14.85%	12.45%

*	Percent variance not meaningful

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

						Q1 2011 - Q4 2010 Percent Variance	For the Three Months
	2011	2010					Ended March 31,
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter		2011	2010	Percent Variance
Loans not subject to loss share by category
Commercial, financial, agricultural	$250,889	$244,355	$259,710	$273,356	$276,749	2.67	$250,889	$276,749	(9.34)
Lease financing	458	503	547	601	677	(8.95)	458	$677	(32.35)
Real estate - construction	71,559	66,798	62,593	62,469	110,121	7.13	71,559	$110,121	(35.02)
Real estate - 1-4 family mortgages	730,860	749,863	770,773	798,185	809,271	(2.53)	730,860	$809,271	(9.69)
Real estate - commercial mortgages	1,073,561	1,065,271	1,072,484	1,071,876	1,055,102	0.78	1,073,561	$1,055,102	1.75
Installment loans to individuals	63,049	64,119	64,968	56,776	56,415	(1.67)	63,049	$56,415	11.76

Loans, net of unearned	$2,190,376	$2,190,909	$2,231,075	$2,263,263	$2,308,335	(0.02)	$2,190,376	$2,308,335	(5.11)

Loans subject to loss share by category
Commercial, financial, agricultural	$22,964	$20,921	$22,543	$—	$—	9.77	$22,964	$—	—
Lease financing	—	—	—	—	—	—	—	$—	—
Real estate - construction	13,847	15,563	17,385	—	—	(11.03)	13,847	$—	—
Real estate - 1-4 family mortgages	123,770	122,519	138,863	—	—	1.02	123,770	$—	—
Real estate - commercial mortgages	226,038	174,572	172,145	—	—	29.48	226,038	$—	—
Installment loans to individuals	192	106	1,599	—	—	81.13	192	$—	—

Loans, net of unearned	$386,811	$333,681	$352,535	$—	$—	15.92	$386,811	$—	—

*	Percent variance not meaningful